Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”), effective as of May 11, 2018 (the “Effective Date”), is made by and between Zynga Inc. (“Company” or “Zynga”) and William B. Gordon (“Consultant”).

Company and Consultant agree as follows:

1.	Engagement of Services.

1.1.Services. Subject to the terms of this Agreement and using his own means and methods, Consultant will render the services set forth in the Statement of Work (“SOW”) attached hereto as Exhibit A and incorporated herein by reference, which may be added to or amended from time to time (collectively, the “Services”).

1.2.Performance of Services. All Services will be rendered to the best of Consultant’s ability and in a timely and professional manner, in compliance with all standards and rules reasonably established by Company from time to time, except that, Consultant will at all times determine the method and means of Consultant’s performance. Consultant will bring to the immediate attention of Company any instance Consultant believes this provision is not being adhered to.

1.3.Compliance with Laws. Consultant will comply with all applicable laws, ordinances, rules and regulations, now or in effect in the future, in Consultant’s performance of the Services.

1.4.Company Policies; Other Consulting Arrangements. Consultant agrees to abide by and comply with such corporate policies as are from time to time made applicable to Consultant, so long as the Company provides notice to Consultant of the terms and conditions of such policies and that such compliance is required. Consultant also agrees to inform Zynga’s Chief Executive Officer in writing, with a copy sent to Zynga’s Chief Legal Officer at LegalNotices@zynga.com, of any board of director, advisory, consulting, or similar services that Consultant may provide to any other party after the Effective Date.

2.	Compensation.

2.1.Compensation and Approved Expenses. Company will compensate Consultant in accordance with the terms set forth in the SOW. Consultant acknowledges and agrees that he shall not be entitled at any time to any additional compensation for the Services. Consultant shall be reimbursed for project specific expenses with the prior written approval of Company or as expressly provided in the SOW.

2.2.Taxes. Consultant will be responsible for all other taxes (including interest and penalties) or fees arising from transactions and documentation of transactions under the Agreement. Consultant will provide Company with any forms, documents, or certifications, such as an IRS form W-9 or W-8BEN, as may be required for Company to satisfy any information reporting or withholding tax obligations with respect to any payments under this Agreement. Company will deduct or withhold any taxes that Company is legally obligated to deduct or withhold from any amounts payable to Consultant under this Agreement, and payment to Consultant as reduced by such deductions or withholdings will constitute full payment and settlement to Consultant of amounts payable under this Agreement.

3.Nondisclosure Agreement.  Consultant will (a) protect and keep confidential information pertaining to Zynga’s business, plans, projects, products, finances, customers, suppliers, and inventions, including but not limited to: business and financial information or plans; Zynga techniques, technology, practices, operations, and methods of conducting business; information technology systems and operations; information concerning Zynga’s business partners and suppliers or potential business partners and suppliers; customer information; and Zynga pricing policies, marketing strategies, research projects or developments, legal affairs, and future plans relating to any aspect of Zynga’s present or anticipated businesses, as well as all other information obtained from Company in connection with this Agreement that is identified as confidential or proprietary or that, given the nature of such information or the manner of its disclosure, reasonably should be considered confidential or proprietary (“Confidential Information”); (b) use such Confidential Information only for the purposes of fulfilling his obligations under this Agreement; and (c) return all such Confidential Information to Company promptly upon the termination of this Agreement. All such Confidential Information will remain Company’s exclusive property and Consultant will have no rights to use such information except as expressly provided in this Agreement. Consultant will not issue press releases or publicity or make any public statements that relate to this Agreement without the prior written approval of Company’s management and Communications team. Consultant is hereby advised that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

4.	Independent Contractor.

4.1. Nature of Relationship. Consultant will be, and act as, an independent contractor (and not an employee, agent, or representative) of Company in the performance of the Services. This Agreement will not be interpreted or construed as creating or evidencing an association, joint venture, partnership or franchise relationship among the parties, nor will it change the nature of any relationship among the parties unrelated to the Services or limit Consultant when acting in his capacity as a member of Zynga’s board of directors or other fiduciary of Zynga.

4.2.Other Activities. Consultant will not be required to devote Consultant’s full time to the performance of the Services, and Consultant may service other clients and offer services to the general public, subject to the terms hereof. Notwithstanding the foregoing, Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the Term of this Agreement. Further, during the Term of this Agreement and for a period of twelve (12) months thereafter, Consultant will not, directly or indirectly, whether on Consultant’s own behalf or on behalf of any other entity: (a) solicit or otherwise encourage any Company employee, contractor, or consultant (including personnel of Company’s affiliates) (together “Company Personnel”) to terminate any employment or contractual relationship with Company; (b) disclose information to any other individual or entity about Company Personnel that could be used to solicit or otherwise encourage Company Personnel to form new business relationships with that or another individual or entity; or (c) otherwise interfere with the performance by current or former Company Personnel of their obligations or responsibilities to Zynga.

5.	Work for Hire; Proprietary Rights.

5.1.Work Product, Proprietary Rights and Pre-Existing Work. If, prior to, on or after the Effective Date, Consultant delivers or is required to deliver to Company any work product in connection with the Services, including, but not limited to concepts, developments, ideas, works, works in progress, technology, works of authorship, inventions, information, databases, drawings, designs, processes, programs, products, documentation, software, and improvements thereof (whether developed by Consultant either alone or with others, and whether completed or in-progress) (collectively, “Work Product”), then effective upon creation of the Work Product, Company owns, or upon assignment by Consultant will own, all right, title and interest (including, but not limited to, all foreign and United States trademarks, service marks, trade secrets, copyrights, patents, moral rights and similar rights, and other intellectual property rights) (collectively, “Proprietary Rights”) in such Work Product. The term Work Product does not include: (a) any inventions or developments made by Consultant before the Effective Date; or (b) any improvements Consultant may make to its own proprietary software or any of its internal processes as a result of any SOW, provided that such improvements do not infringe Company’s or Company’s Proprietary Rights (“Pre-Existing Work”).

5.2.Work for Hire. The Work Product has been specially ordered and commissioned from Consultant. Consultant acknowledges and agrees that the Work Product is a “work made for hire” to the full extent permitted by Law, with all copyrights in the Work Product owned by Company and that Company shall own all right, title and interest therein. Company shall be considered the author of such Work Product for purposes of copyright and shall own all the rights in and to the copyright of such Work Product, and only Company shall have the right to obtain a copyright registration on the same which Company may do in its name, its trade name, or the name of its nominee(s).

5.3.Assignment of Work Product. To the extent that the Work Product does not qualify as a work made for hire under Law, and to the extent that the Work Product includes material subject to copyright, trademarks and service marks, patent (current or future), trade secret, or any Proprietary Rights protection recognized in any country or jurisdiction worldwide, including, without limitation, moral rights and similar rights, all applications and registrations relating thereto, whether presently existing or created in the future, all rights to use, reproduce, sell and otherwise fully exploit the Work Product in any and all formats or media and all channels, whether now known or hereafter created, and all rights to sue for past, present and future infringement, Consultant agrees to assign, transfer and convey, and hereby assigns, transfers, and conveys, to Company (or to such of its affiliated entities as Company may designate), its successors and assigns, all right, title and interest in and to the Work Product, including, but not limited to, all rights in and to any inventions and designs embodied in the Work Product or developed in the course of Consultant’s creation of the Work Product. The foregoing assignment includes a license under any current and future patents owned or licensable by Consultant as necessary to combine the Work Product or any derivative works thereof with any product, service, offering, software or intellectual property of Company. Consultant, will, without additional consideration or payment, review and execute any documents in connection with such assignment or otherwise relating to the perfecting of Company’s Proprietary Rights in the Work Product, as Company or Company may reasonably request. Consultant appoints Company his attorney-in-fact to execute assignments of, and register all rights to, the Work Product and the Proprietary Rights in Work Product. This appointment is coupled with an interest. At any time upon request from Company and upon termination or expiration of this Agreement, Consultant shall deliver to Company in tangible form all materials containing Work Product, whether complete or in process.

5.4.License to Pre-Existing Work. To the extent Pre-Existing Work of Consultant is embodied in any Work Product, deliverables or Proprietary Rights, Consultant hereby grants Company a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up license to: (a) use, make, have made, sell, offer to sell, reproduce, perform, display, distribute, transmit and import such Pre-Existing Work; (b) adapt, modify and create derivative works of such Pre-Existing Work; and (c) sublicense the foregoing rights. To the extent any know-how, techniques, skills, knowledge, materials or property of Consultant is incorporated into or embodied in any of the Work Product, or covers or controls any of the Work Product, or is necessary in order to fully and freely use any of the Work Product, Consultant hereby grants to Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive license, with the right to grant sublicenses, to use any of the foregoing as part of or in connection with the use of the Work Product or any derivative work based upon the Work Product.

5.5.Representations and Warranties. Consultant represents and warrants that:

(a)the Services, Work Product and Pre-Existing Work do not, and will not, violate, infringe or misappropriate any other person’s Proprietary Rights;

(b)Consultant has full and sufficient rights to grant the licenses to the Pre-Existing Work and rights, title and interest to assign the Work Product to Company, as provided herein;

(c)the Work Product, including any Pre-Existing Work, if applicable, is the original work of Consultant and does not contain any works or other Proprietary Rights of any third party;

(d)the performance of the Services will not violate the provisions of any agreement to which Consultant is a party; and

(e)there are no claims of infringement threatened, pending or asserted with respect to the Services, Work Product or Pre-Existing Work.

6.

Term. This Agreement is effective as of the Effective Date and will remain in force and effect for as long as Consultant is performing Services pursuant to the SOW, unless terminated earlier as provided in this Agreement (the “Term”).

7.	Termination.

7.1. Termination. Either Consultant or the Company may terminate this Agreement at any time and for any reason upon thirty (30) days’ written notice to the other party. Consultant understands and agrees that in the event of a termination of this Agreement, compensation for Consultant's services will be  governed exclusively by this Agreement and the SOW.

7.2.Rights Upon Termination. If this Agreement is terminated while work is in progress under the Agreement, the parties agree that all right, title, and interest in Work Product conceived or developed by Consultant alone or with others in connection with the provision of Services as of the date of termination will be deemed owned by or assigned to Company as set forth in Section 5.

8.Indemnification. Consultant will indemnify, defend, and hold Company and/or its subsidiaries, affiliates and their respective directors, officers, employees, agents, successors and assigns (“Company Indemnified Parties”) harmless from and against any allegation or claim based on, or any damage, loss, and expense and any other liability (collectively “Claims”) arising from any breach of Consultant’s obligations, representations, or warranties under this Agreement, including any allegation or claim of infringement or misappropriation of any foreign or United States trademark, service mark, patent, copyright, trade secret, or other Proprietary Right. However, the foregoing indemnification does not apply to the extent a Claim results from Company’s negligence or willful misconduct. Consultant’s duty to defend is independent of its duty to indemnify. Consultant’s obligations under this Section are independent of all its other obligations under this Agreement. Consultant will use counsel reasonably satisfactory to Company to defend each Claim, and Company will cooperate with Consultant in the defense. Consultant will not consent to the entry of any judgment or enter into any settlement without Company’s prior written consent, which may not be unreasonably withheld.

9.Remedy. Consultant acknowledges that any breach by Consultant of this Agreement will cause irreparable injury to Company. Accordingly, in the event of such breach or an impending breach, Company shall be entitled to obtain equitable relief from a court in addition to the right to seek damages and any other right or remedy afforded to Company by law or otherwise.

10.Governing Law; Forum. This Agreement will be governed by the laws of the State of California without regard to any applicable conflict of laws rules. Consultant irrevocably consents to the exclusive personal jurisdiction and venue of the federal and state courts located in San Francisco County, California, with respect to any dispute arising out of or in connection with this Agreement. Notwithstanding the foregoing, Company may, at its option, enforce this Agreement in any court of competent jurisdiction.

11.	General Provisions.

11.1.Anti-Bribery. Consultant acknowledges Company’s Code of Business Conduct and Ethics posted as of the Effective Date at http://investor.zynga.com/static-files/9a76d7ed-e474-42f9-9578-9c9597b29cfe (the “Code”) shall be fully applicable to Consultant and Consultant must comply with the relevant provisions of the Code, including conflicts of interest, insider trading and compliance with all applicable laws, rules and regulations. Consultant further acknowledges that the Code prohibits the paying of bribes to anyone for any reason, whether in dealings with governments or the private sector. Consultant will not violate or knowingly permit anyone to violate the Code’s prohibition on bribery or any applicable anti-corruption laws in performing under this Agreement. Company may immediately terminate or suspend performance under this agreement if Consultant breaches this Section. Consultant will maintain true, accurate and complete books and records concerning any payments made to another party by Consultant under the agreement, including on behalf of Company. Company and its designated representative may inspect Consultant’s books and records to verify such payments and for compliance with this Section.

11.2.Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision.

11.3.Nonwaiver. All waivers must be in writing. Any failure by Company to enforce strict performance of any provision of this Agreement will not constitute a waiver of Company’s right to subsequently enforce such provision or any other provision of this Agreement.

11.4.Successors and Assigns. The performance of the Services by Consultant to Company is personal, and Consultant may not assign this Agreement or any of the rights or obligations of Consultant arising under this Agreement without Company’s prior written consent. Company may assign its rights arising under this Agreement to an affiliated entity without Consultant’s consent. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of, the parties and their successors and assigns.

11.5.Company Marks. Consultant will not use any trade name, trademark, service mark, or logo of Company (“Company Marks”) (or any name, mark, or logo confusingly similar to Company Marks) in any advertising, promotions, or otherwise, without Company’s prior written consent.

11.6.Notices. All notices and other communications under this Agreement must be in writing and given by email to the other party: (a) if to Consultant, emailed to bingg@kpcb.com; and (b) if to Zynga Inc., emailed to LegalNotices@zynga.com.

11.7.LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES. IN NO EVENT WILL (A) COMPANY BE LIABLE FOR ANY LOSS OF DATA, LOSS OF PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY OR RELIANCE DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT, HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY AND (B) COMPANY’S LIABILITY FOR DIRECT DAMAGES UNDER THIS AGREEMENT EXCEED THE AMOUNT OF FEES EARNED BY CONSULTANT.

11.8.Survival. The provisions of Sections 1.4, 4, 5, 8, 9 and 10 (as well as any other provision that reasonably should be interpreted as surviving this Agreement) will survive any termination or expiration of the Term of this Agreement.

11.9.Entire Agreement. This Agreement plus the attached SOW set forth the entire understanding and agreement of the parties as to the subject matter of this Agreement. Any amendment to this Agreement must be in writing and signed by both parties, except that amendments to SOWs may be agreed to via email. The parties may use standard business forms or other communications, but use of such forms is for convenience only and does not alter the provisions of this Agreement. To the extent any SOW conflicts with any terms and conditions contained in an estimate or invoice prepared by the Consultant (even if the term-is and conditions have been agreed to with a signature by Company), the SOW will control. To the extent any SOW conflicts with this Agreement, this Agreement will control.

11.10.Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which (including signature pages) will be deemed an original, but all of which together will constitute one and the same instrument.

11.11.Headings. The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

ZYNGA INC.:		CONSULTANT:
By:	/s/ Frank Gibeau	By:	/s/ William B. Gordon
Name:	Frank Gibeau	Name:	William B. Gordon
Title:	Chief Executive Officer

Zynga Inc. | William B. Gordon
Consulting Agreement

EXHIBIT A

STATEMENT OF WORK

Zynga Inc. (the “Company” or “Zynga”) and William B. Gordon (“Consultant”) have entered into a Consulting Services Agreement, dated as of May 11, 2018 (the “Agreement”), relating to the provision of Services by Consultant. This Statement of Work (“SOW”) is made pursuant to the terms and conditions of the Agreement. In the event of an explicit conflict or inconsistency between the Agreement and this SOW, the Agreement will control. In no event may Proprietary Rights be modified in a Statement of Work. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

This SOW shall be effective from the Effective Date through the Term.

Services: Consultant shall perform the following “Services” for Company:

•	Consultant shall provide advice to the Company regarding strategic Company initiatives and consult with the Company’s Chief Executive Officer (the “CEO”) in accordance with the CEO’s requests, and
•	Consultant and the CEO shall agree to annual objectives and key results (OKRs) to be achieved by Consultant].

Payment: Zynga shall pay Consultant a fee of $125,000 per quarter (i.e., every three months) for the performance of Services, and such fees may be paid by the Company in cash or in shares of the Company’s common stock (the amount of shares measured as of the fair value of any such award on the grant date), as determined in the sole discretion of Company. The parties agree that, upon termination of either the Agreement or this SOW, Consultant’s compensation will be prorated for the number of days Consultant provides Services within the quarter in which the termination becomes effective.

Zynga will reimburse Consultant, in accordance with Zynga’s policies, for any reasonable expenses incurred by Consultant in connection with performing Services; provided that, Consultant must obtain pre-approval from the CEO for any such expenses above $2,500.

Prior Services: Promptly following the Effective Date and on the same terms provided above in the “Payments” section of this SOW, Company shall pay Consultant for Services rendered to the Company from the period of January 1, 2018 through the Effective Date.

IN WITNESS WHEREOF, the parties have signed this SOW as of the Effective Date.

ZYNGA INC.:		CONSULTANT:
By:	/s/ Frank Gibeau	By:	/s/ William B. Gordon
Name:	Frank Gibeau	Name:	William B. Gordon
Title:	Chief Executive Officer

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